UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): May 29, 2019

Tapestry, Inc.
(Exact Name of Registrant as Specified in Charter)

Maryland	1-16153	52-2242751
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

    10 Hudson Yards, New York, NY 10001
(Address of Principal Executive Offices, and Zip Code)

        (212) 594-1850
Registrant’s Telephone Number, Including Area Code

 ____________________________________________________________
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	TPR	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On May 29, 2019, Tapestry, Inc. (“Tapestry” or the “Company”) announced that its Board of Directors (the “Board”) appointed Thomas Glaser, age 58, Chief Operations Officer of the Company, effective July 15, 2019 (the “Effective Date”), reporting directly to Victor Luis, Chief Executive Officer of the Company.
Mr. Glaser joins Tapestry from VF Corporation, where he most recently held the position of Vice President, VF Corporation & President, Supply Chain, responsible for the oversight of all of the company’s global manufacturing, sourcing and operations. Mr. Glaser joined VF in 2001 as Managing Director, VF Asia Ltd Sourcing in Hong Kong, where he played a key role in further diversifying and expanding VF's global sourcing network in support of the company's growing portfolio of brands. In 2006, Mr. Glaser was named President, Supply Chain, Europe/Asia. In 2010, he was promoted to Vice President, Global Operations, a role that he held until being appointed to his most recent position as President, Supply Chain, in January 2012. Prior to joining VF, Mr. Glaser served as Vice President of Sourcing and Operations for various brands of Phillips-Van Heusen (PVH). He began his career at PVH, where he held sales and sourcing management positions within the company's North America and Asia divisions. Mr. Glaser holds a bachelor’s degree in government and economics from Franklin & Marshall College.
Under the terms of his offer letter (the “Offer Letter”), Mr. Glaser will receive an initial base salary of $800,000 per year, with a target bonus opportunity pursuant to Tapestry’s Performance-Based Annual Incentive Plan equal to 100% of his base salary actually paid during each fiscal year, starting in fiscal year 2020 (with payment ranging from 0 – 200% of target subject to performance). The actual amount of this bonus will be based on Tapestry attaining criteria determined by Tapestry’s Board of Directors in accordance with the terms of the Performance-Based Annual Incentive Plan. All performance-based compensation paid to Mr. Glaser is subject to Tapestry’s incentive repayment policy applicable in the event of a material restatement of the Company’s financial results.
Mr. Glaser will receive an annual equity grant with a fair market value on the grant date of $1,500,000 for fiscal year 2020, to be granted in a fixed proportion of different equity vehicles as determined by the Board and normally granted in August, which may include performance restricted stock units, stock options and restricted stock units (“RSUs”).

Mr. Glaser will receive a one-time, sign-on cash bonus of $200,000, 50% of which will be payable within six weeks of his start date and 50% of which will be payable on his six-month anniversary.  He will also receive a sign on grant of RSUs with a value of $1,500,000. These RSUs will be eligible to vest, and convert into shares of Tapestry common stock on the second anniversary of the grant date, subject to continued employment with the Company.

There are no family relationships between Mr. Glaser and any director or executive officer of the Company and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

The foregoing does not constitute a complete summary of the terms of the Offer Letter, which will be filed as an exhibit to Tapestry’s next quarterly report on Form 10-Q.

On May 29, 2019, the Company issued a press release concerning the appointment of Mr. Glaser.  A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.
(d)  Exhibits.  The following exhibit is being furnished herewith:

99.1            Text of Press Release, dated May 29, 2019

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated:  May 29, 2019
TAPESTRY, INC.

By:	/s/ Todd Kahn
Todd Kahn
President, Chief Administrative Officer, Chief
Legal Officer & Secretary

EXHIBIT INDEX

99.1	Text of Press Release, dated May 29, 2019